Exhibit (j)



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Financial Highlights" for the Scudder Target 2014 Fund Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Scudder Target 2014 Fund Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment Number 41 to the Registration Statement (Form N-1A, No. 33-30876) of our report dated September 22, 2004, on the financial statements and financial highlights of the Scudder Target 2014 Fund, included in the Fund Annual Report dated July 31, 2004.



/s/Ernst & Young
Boston, Massachusetts
November 10, 2004